CLARIVATE PLC
EXECUTIVE COMPENSATION RECOUPMENT POLICY

Clarivate Plc (the “Company”) is committed to conducting business with integrity in accordance with high ethical standards and in compliance with all applicable laws, rules and regulations, including those applicable to the accuracy of the Company’s publicly reported financial information. As a result, the Human Resources and Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company has adopted this Executive Compensation Recoupment Policy (this “Policy”). This Policy is intended to comply with the requirements of Section 10D of the Exchange Act and Section 303A.14 of the NYSE Listed Company Manual. This Policy shall be effective as of October 2, 2023 (the “Effective Date”).

This Policy shall be administered by the Committee. Except as limited by law, the Committee shall have full power, authority and sole and exclusive discretion to construe, interpret and administer this Policy. Any determinations made by the Committee shall be made in its sole discretion and shall be final, conclusive and binding on all affected individuals.

In the event that the Company is required to prepare a restatement of its financial statements due to the material noncompliance of the Company with any financial reporting required under U.S. federal securities laws that is required in order to correct (i) an error in previously issued financial statements that is material to the previously issued financial statements; or (ii) an error that is not material to previously issued financial statements but that would result in a material misstatement if (A) the error were corrected in the current period or (B) left uncorrected in the current period (each an “Accounting Restatement”), the Committee shall, on behalf of the Company, recover Erroneously Awarded Compensation (as defined below). For the avoidance of doubt, an Accounting Restatement shall not include any restatement due to an out-of-period adjustment or a retrospective (i) application of a change in accounting principles, (ii) revision to reportable segment information due to a change in the structure of the Company’s internal organization, (iii) reclassification due to a discontinued operation, (iv) application of a change in reporting entity, such as from a reorganization of entities under common control, or (v) revision for stock splits, reverse stock splits, stock dividends, or other changes in capital structure.

For purposes of this Policy:

•“Covered Compensation” shall mean any Incentive Compensation “received” by a Covered Executive during the applicable Recoupment Period; provided that: (i) such Covered Compensation was received by such Covered Executive (A) after the Effective Date, (B) after he or she became a Covered Executive and (C) while the Company had a class of securities publicly listed on a United States national securities exchange; and (ii) such Covered Executive served as an “officer” of the Company (as defined under Rule 16a-1(f)) at any time during the performance period in respect of such Incentive Compensation. For purposes of this Policy, Incentive Compensation is “received” by a Covered Executive during the fiscal period in which the Covered Measure applicable to such Incentive Compensation (or portion thereof) is attained, even if the payment or grant of such Incentive Compensation occurs thereafter.
•“Covered Executive” shall mean each individual who, at any time, was designated as an “officer” of the Company as defined under Rule 16a-1(f).
•“Covered Measure” shall mean any (i) measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements (and any measures that are derived wholly or in part from any such measure), (ii) stock price measure or (iii) total shareholder return measure. For the avoidance of doubt, a Covered Measure does not need to be presented within the Company’s financial statements or included in a filing with the U.S. Securities and Exchange Commission.
•“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended.
•“Incentive Compensation” shall mean any compensation (including, for the avoidance of doubt, any annual cash awards and long-term cash or equity-based awards), and any deferrals thereof, that are granted, earned and/or vested based wholly or in part upon the achievement of a Covered Measure.
•“Recoupment Period” shall mean the three fiscal years completed immediately preceding the earlier of (i) the date that the Board (or a committee thereof, or the officer(s) of the Company authorized to take such action if Board action is not required) concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement, and (ii) the date on which a court, regulator or other legally authorized body causes the Company to prepare an Accounting Restatement.

The Committee shall determine the amount of Covered Compensation paid to be recovered in its sole discretion, but in no event, subject to the following paragraph, shall recover an amount less than the excess (if any) of (x) the Covered Compensation received by the Covered Executive over (y) the Covered Compensation that would have been received by such Covered Executive if calculated based on the Accounting Restatement (such amounts, the “Erroneously Awarded Compensation”). If the applicable Covered Measure is a stock price or total shareholder return measure and is not subject to mathematical recalculation directly from the information in the Accounting Restatement, the Erroneously Awarded Compensation shall be calculated based on the Committee’s reasonable estimate of the effect of the Accounting Restatement on the price of the Company’s common stock on the basis of which such Covered Compensation was received. Any recovery of Incentive Compensation shall be made on a pre-tax basis.

Notwithstanding the foregoing, the Company shall not be required to recover any Erroneously Awarded Compensation in the event that the Committee (or a majority of the independent directors serving on the Board) has made a determination that recovery of the Erroneously Awarded Compensation would be impracticable because:

•the direct expense paid to a third party to assist in enforcing the recovery of the Erroneously Awarded Compensation under this Policy would exceed the amount of such Erroneously Awarded Compensation to be recovered; provided that, before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation pursuant to this paragraph, the Company shall have first made a reasonable attempt to recover such Erroneously Awarded Compensation, document such reasonable attempt(s) to make such recovery, and provide that documentation to the New York Stock Exchange (the “NYSE”); or
•recovery of the Erroneously Awarded Compensation would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of Sections 401(a)(13) or 411(a) of the U.S. Internal Revenue Code of 1986 (the “Code”), as amended.

Notwithstanding anything to the contrary herein, the Company has no obligation to seek recoupment of amounts paid to a Covered Executive that are granted, vested or earned based solely upon the occurrence or non-occurrence of nonfinancial events. Such exempt compensation includes, without limitation, base salary, time-vesting awards, compensation awarded on the basis of the achievement of metrics that are not Covered Measures or compensation awarded solely at the discretion of the Committee or the Board provided that such amounts are in no way contingent on the achievement of any Covered Measure.

The Company shall not indemnify any Covered Executive, directly or indirectly, for any losses that such individual may incur in connection with the recovery of any Incentive Compensation as set forth in Policy, including through the payment of insurance premiums or gross-up payments.

The Committee shall determine the method and timing for recouping or cancelling, as the case may be, Erroneously Awarded Compensation hereunder, which may include, without limitation, any one or more of the following:

•requiring reimbursement of Covered Compensation previously paid in cash;

•seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer, or other disposition of any equity or equity-based awards;

•cancelling or rescinding some of all outstanding vested or unvested incentive awards;

•recovery over time from future pay;

•offsetting against amounts otherwise payable by the Company to the Covered Executive; and/or

•any other method permitted by applicable law.

For the avoidance of doubt, except as expressly provided in this Policy, in no event may the Company accept an amount that is less than the amount of Erroneously Awarded Compensation; provided that, to the extent necessary to avoid any adverse tax consequences to the Covered Executive pursuant to Section 409A of the Code, any offsets against amounts under any nonqualified deferred compensation plans (as defined under Section 409A of Code) shall be made in compliance with Section 409A of the Code. The Company’s obligation to recover Erroneously Awarded Compensation is not dependent on (i) if or when the restated financial statements are filed; or (ii) any fault of the Covered Executive for the accounting errors leading to a restatement.

Any recovery, recoupment or forfeiture of compensation under this Policy shall be in addition to, and not in lieu of, any other remedies that may be available to the Company, the Board or the Committee under the Clarivate Plc 2019 Incentive Award Plan (or any award thereunder) or any other Company plan, policy or arrangement, as well as applicable law or stock market or exchange rules or regulations. To the extent that any applicable law or stock market or exchange rules or regulations permit or require recovery of compensation in circumstances in addition to those specified herein, nothing in this Policy will be deemed to limit or restrict the right or obligation of the Company to recover such compensation to the fullest extent required by such law, rules or regulations; provided, however, that any amounts recouped under any other policy shall count toward any required clawback or recoupment under this Policy and vice versa.

For the avoidance of doubt, application of this policy with respect to a Covered Executive shall not be affected by such Covered Executive ceasing to be employed by the Company.

Subject to Section 10D of the Exchange Act and Section 303A.14 of the NYSE Listed Company Manual, this Policy may be amended or terminated by the Committee at any time. Unless otherwise required by applicable law, this Policy shall no longer be effective from and after the date that the Company no longer has a class of securities publicly listed on a United States national securities exchange.